As filed with the Securities and Exchange Commission on ______ __, 2002

                                         Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            BAYER AKTIENGESELLSCHAFT
             (Exact name of registrant as specified in its charter)

                               BAYER CORPORATION*
                 (Translation of registrant's name into English)

  FEDERAL REPUBLIC OF GERMANY                                 NOT APPLICABLE
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                              BAYERWERK, GEBAUDE W1
                              KAISER-WILHELM-ALLEE
                            51368 LEVERKUSEN, GERMANY
                    (Address of Principal Executive Offices)

                     BAYER CORPORATION SHARE INCENTIVE PLAN
                            (Full title of the plan)

                                 George J. Lykos
              Senior Vice President, General Counsel and Secretary
                                Bayer Corporation
                                 100 Bayer Road
                       Pittsburgh, Pennsylvania 15205-9741
                                 (412) 777-2000
 (Name, address and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                        Title of                              Proposed maximum     Proposed maximum
       Plan         securities to be       Amount to be        offering price          aggregate          Amount of
                   registered (1), (2)      registered         per share (4)      offering price (4)     registration
                                                                                                           fee (4)
------------------------------------------------------------------------------------------------------------------------
                         Bayer AG         1,000,000 Shares
  Share Incentive     Ordinary Shares        and 10,000            $29.23          $29,230,000.00          $2,690.00
       Plan           of no par value         Warrants
                      and Warrants(3)
========================================================================================================================

*Bayer Corporation is also the name of a wholly owned subsidiary of the Registrant in the United States.

(1) American Depositary Receipts evidencing American Depositary Shares issuable on deposit of the Bayer AG Ordinary Shares (each American Depositary Share representing one Bayer AG Ordinary Share of no par value) have been registered pursuant to a separate Registration Statement on Form F-6 filed on January 9, 2002 (Registration No. 333-14266), which was declared effective by the Securities and Exchange Commission on January 17, 2002, and are traded on the New York Stock Exchange under the ticker symbol "BAY."

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also relates to an indeterminate amount of the Bayer AG Ordinary Shares that may be issued, without receipt of consideration, upon the occurrence of certain events, including stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Bayer Corporation Share Incentive Plan described herein.

(3) Warrants to receive a variable number (0 to 100) of American Depositary Shares, exercisable at the time one or more performance thresholds is achieved, will be issued to participants in the Bayer Corporation Share Incentive Plan.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act and computed in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the American Depositary Shares on February 19, 2002, as reported by the New York Stock Exchange.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Pursuant to Rule 428(b)(1), promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the information required by Part I of Form S-8 will be sent or given to employees, as specified in such Rule, in the form of a prospectus that meets the requirements of Section 10(a) of the Securities Act. In accordance with the Note which precedes the instructions to
Part I of Form S-8, the documents containing the information specified in Part I of Form S-8 have not been filed with the Securities and Exchange Commission either as part of this Registration Statement or as a prospectus or prospectus supplement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents have been filed by Bayer Aktiengesellschaft (the "Registrant" or "Bayer AG") with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated by reference in this Registration Statement:

         (a) The Registrant's Registration Statement on Form 20-F, File No. 001-16829, filed with the Securities and Exchange Commission on December 20, 2001, as amended by Amendment No. 1, filed with the Securities and Exchange Commission on January 14, 2002, and Amendment No. 2, filed with the Securities and Exchange Commission on January 15, 2002, and declared effective by the Securities and Exchange Commission on January 17, 2002 (the "Form 20-F");

         (b) The Registrant's Reports of Foreign Private Issuer on Form 6-K, filed with the Securities and Exchange Commission on January 31, 2002 and February 7, 2002;

         (c) The description of the Registrant's Ordinary Shares and American Depositary Shares registered pursuant to Section 12(b) of the Exchange Act, contained in "Item 9 - The Listing," "Item 10 - Additional Information," and "Item 12 - Description of Securities Other than Equity Securities" of the Registrant's Form 20-F described in, and incorporated by reference by, paragraph (a) above, including any amendment or report filed for the purpose of updating such description; and

         All documents subsequently filed by the Registrant or the Bayer Corporation Share Incentive Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents.

         Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and, therefore, the description of the Ordinary Shares is omitted.

         The Warrants to receive American Depositary Shares that will be issued to participants in the Bayer Corporation Share Incentive Plan (the "Plan") are not registered pursuant to Section 12 of the Exchange Act; accordingly, a description of the Warrants is set forth below.

         Each Warrant represents the right to receive a variable number (0 to 100) of American Depositary Shares issuable on deposit of the Registrant's Ordinary Shares. Participants in the Plan will receive one Warrant for every twenty American Depositary Shares deposited under the Plan as of the commencement date of the applicable award cycle. The initial award cycle commences on May 15, 2002. No Warrants are currently outstanding.

         The Warrants are exercisable for a two-year period following a holding period of three years, during which neither the Warrants nor the underlying deposited American Depositary Shares may be withdrawn from participants' accounts under the Plan. For participants in the initial award cycle, the exercise period commences on May 15, 2005 and terminates on May 14, 2007. Except during blackout periods prescribed by the Registrant's insider trading policies, the Warrants may be exercised during the applicable exercise period as long as one of two minimum performance thresholds is met at the time of exercise. If neither performance measure is achieved during the exercise period, the Warrants may not be exercised. Participants must exercise a minimum of five Warrants at a time. Participants who hold less than five Warrants may exercise all of their Warrants at one time. Only participants in the Plan may exercise Warrants, except that in the event of a participant's death, the participant's beneficiary may exercise Warrants held by the participant during the applicable exercise period.

         At the end of the applicable exercise period, unexercised Warrants expire and participants lose all rights to them. Participants in the Plan will forfeit Warrants granted to them if they voluntarily leave the employment of Bayer Corporation or a participating employer for reasons other than death, disability or retirement and their departure occurs during the applicable holding period of an award cycle. Participants whose employment is terminated by Bayer Corporation or a participating employer for reasons determined by Bayer Corporation not to be business related or not for cause will lose all rights to their Warrants if their termination occurs during the applicable holding period of an award cycle. Warrants of participants whose employment is terminated for cause by Bayer Corporation or a participating employer will be forfeited.

         The number of American Depositary Shares that may be received upon the exercise of a Warrant will be based upon the performance of the Registrant's Ordinary Shares during the three-year holding period and continuing until the date of exercise. The two performance measures are absolute performance and relative performance. The absolute performance measure awards one American Depositary Share per Warrant for each 3% of the performance of the Registrant's Ordinary Shares at the time of exercise, subject to a minimum performance level of 30%. The relative performance measure awards one American Depositary Share per Warrant for each one percentage point that the performance of the Registrant's Ordinary Shares exceeds the performance of the Composite Index of the Dow Jones EURO STOXX 50(SM) at the time of exercise. A maximum of fifty American Depositary Shares per Warrant may be awarded under each performance measure, for a maximum total of one hundred American Depositary Shares per Warrant. At least one of the two performance measures must be achieved at the time of exercise. The administrator of the Plan may determine, in consultation with the Registrant, to settle exercised Warrants by cash payment. If no American Depositary Shares remain available for distribution upon termination of the Plan, exercised Warrants may also be settled by cash payment. In either case, a cash payment shall be determined by multiplying the number of American Depositary Shares that would have been awarded upon exercise of a participant's Warrants by the closing trading price of American Depositary Shares as reported on the New York Stock Exchange on the date of exercise. German law requires the Registrant to obtain stockholder approval for the acquisition of the Registrant's securities for distribution pursuant to the Plan, and such stockholder approval is valid for only eighteen months.

         Participants in the Plan have no voting rights with respect to the Warrants. Neither German law nor the Articles of Association (Satzung) of the Registrant impose any limitations on the rights of U.S. residents or nonresidents of Germany to hold Warrants.

         Under German tax law, the Registrant is required to withhold tax on dividends payable to holders of American Depositary Shares issuable on deposit of the Registrant's Ordinary Shares in an amount equal to 20% of the gross amount paid to resident and nonresident stockholders plus the solidarity surcharge of 5.5% thereon (equal to 1.1% of the gross amount). The German withholding tax is partially refunded under the Convention between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income and Capital and to Certain Other Taxes to reduce the withholding tax to 15% of the gross amount of the dividend.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         German law does not provide for the indemnification of controlling persons, directors or officers of the Registrant. The Articles of Association (Satzung) of the Registrant provide that the Registrant may purchase liability insurance for members of the Supervisory Board to cover their legal liability arising from their activities as members of the Supervisory Board. The Articles of Association (Satzung) of the Registrant do not provide for any arrangement pursuant to which any member of the Board of Management or any officer of the Registrant is indemnified or insured in any manner against liability which he may incur in his capacity as such. The Registrant maintains, at its own expense, liability insurance for members of the Supervisory Board and the Board of Management and officers of the Registrant.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.


   4.1 Articles of Association (Satzung) of the Registrant as amended to date (in English translation) (incorporated by reference to Exhibit 1.1 to Amendment No. 2 to the Registrant's Registration Statement on Form 20-F, filed with the Securities and Exchange Commission on January 15,
         2002).

   4.2 Form of Deposit Agreement dated as of November 28, 1994, as amended and restated as of May 31, 1996, as amended and restated as of July 10, 1997, and as further amended and restated as of January 17, 2002, among Bayer Aktiengesellschaft, The Bank of New York as Depositary, and all Owners and holders from time to time of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit A to the Registration Statement on Form F-6, filed by The Bank of New York as Depositary with the Securities and Exchange Commission on January 9,
         2002).

   4.3   The Bayer Corporation Share Incentive Plan.

   5 Opinion of Dr. Armin Buchmeier of the Bayer Aktiengesellschaft Legal Department as to the validity of the Warrants to be issued under the Bayer Corporation Share Incentive Plan.

   23.1 Consent of Dr. Armin Buchmeier of the Bayer Aktiengesellschaft Legal Department (contained in Exhibit 5 hereto).

   23.2  Consent of PwC Deutsche Revision Aktiengesellschaft
         Wirtschaftsprufungsgesellschaft, Essen, Germany, authorized public accountants.

   24 Power of Attorney (included on signature page of this Registration Statement).

         The Ordinary Shares being registered hereby are not original issuance securities. Pursuant to Form S-8, Part II, Item 8(a), an opinion of counsel as to the legality of the Ordinary Shares is accordingly not required. Pursuant to Form S-8, Part II, Item 8(b), the Bayer Corporation Share Incentive Plan is not subject to the requirements of ERISA, and no action will be taken to qualify said plan under Section 401 of the Internal Revenue Code of 1986, as amended.

ITEM 9.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, That the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report on Form 20-F pursuant to Section 13(a) or
         Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                       ***

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leverkusen, the Federal Republic of Germany, on February 20, 2002.

                                          BAYER AKTIENGESELLSCHAFT

                                          By: /s/   WERNER WENNING
                                              ---------------------------------
                                              Werner Wenning
                                              Member of the Board of Management
                                              and Chief Financial Officer

                                          By: /s/   ROLAND HARTWIG
                                               --------------------------------
                                               Dr. Roland Hartwig
                                               General Counsel

                  POWER OF ATTORNEY. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. In addition, each of the undersigned hereby constitutes and appoints Werner Wenning and Dr. Roland Hartwig, jointly and severally his attorneys-in-fact, each with the power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

        Signature                               Title                                    Date
        ---------                               -----                                    ----
/s/ DR. MANFRED SCHNEIDER            Chairman, Board of Management                   February 20, 2002
-------------------------            (Director and Principal Executive
Dr. Manfred Schneider                Officer)


/s/ WERNER WENNING                   Member, Board of Management,                    February 20, 2002
------------------                   and Chief Financial Officer (Director,
Werner Wenning                       Principal Accounting Officer and
                                     Principal Financial Officer)

/s/ DR. ATTILA MOLNAR                Member, Board of Management                     February 20, 2002
---------------------                (Director)
Dr. Attila Molnar

/s/ DR. FRANK MORICH                 Member, Board of Management                     February 20, 2002
--------------------                 (Director)
Dr. Frank Morich

/s/ Dr. UDO OELS                     Member, Board of Management                     February 20, 2002
 ---------------                     (Director)
Dr. Udo Oels

/s/ WERNER SPINNER                   Member, Board of Management                     February 20, 2002
 -----------------                   (Director)
Werner Spinner

/s/ DR. GOTTFRIED ZABY               Member, Board of Management                     February 20, 2002
----------------------               (Director)
Dr. Gottfried Zaby


                            AUTHORIZED REPRESENTATIVE

                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on February 20, 2002, by the undersigned as the Registrant's duly authorized representative in the United States.


                                        By:   /s/   GEORGE J. LYKOS
                                             ----------------------------------
                                              George J. Lykos
                                              Senior Vice President, General
                                              Counsel and Secretary of
                                              Bayer Corporation

         THE BAYER CORPORATION SHARE INCENTIVE PLAN. Pursuant to the requirements of the Securities Act, the trustee (or other persons who administer the Bayer Corporation Share Incentive Plan) have duly caused this Registration Statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on February 20, 2002.


                                        BAYER CORPORATION
                                        SHARE INCENTIVE PLAN

                                        By:   /s/   GEORGE J. LYKOS
                                             ----------------------------------
                                             George J. Lykos
                                             Senior Vice President, General
                                             Counsel and Secretary of
                                             Bayer Corporation

                            BAYER AKTIENGESELLSCHAFT
                                  EXHIBIT INDEX


   Exhibit
   Number                         Description of Document
   -------                        -----------------------

     4.1 Articles of Association (Satzung) of the Registrant as amended to date (in English translation) (incorporated by reference to Exhibit 1.1 to Amendment No. 2 to the Registrant's Registration Statement on Form 20-F, filed with the Securities and Exchange Commission on January 15, 2002).

     4.2 Form of Deposit Agreement dated as of November 28, 1994, as amended and restated as of May 31, 1996, as amended and restated as of July 10, 1997, and as further amended and restated as of January 17, 2002, among Bayer Aktiengesellschaft, The Bank of New York as Depositary, and all Owners and holders from time to time of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit A to the Registration Statement on Form F-6, filed by The Bank of New York as Depositary with the Securities and Exchange Commission on January 9, 2002).

     4.3       The Bayer Corporation Share Incentive Plan.

     5 Opinion of Dr. Armin Buchmeier of the Bayer Aktiengesellschaft Legal Department as to the validity of the Warrants to be issued under the Bayer Corporation Share Incentive Plan.

     23.1 Consent of Dr. Armin Buchmeier of the Bayer Aktiengesellschaft Legal Department (contained in Exhibit 5 hereto).

     23.2 Consent of PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Essen, Germany, authorized public accountants.

     24 Power of Attorney (included on signature page of this Registration Statement).

         The Ordinary Shares being registered hereby are not original issuance securities. Pursuant to Form S-8, Part II, Item 8(a), an opinion of counsel as to the legality of the Ordinary Shares is accordingly not required. Pursuant to Form S-8, Part II, Item 8(b), the Bayer Corporation Share Incentive Plan is not subject to the requirements of ERISA, and no action will be taken to qualify said plan under Section 401 of the Internal Revenue Code of 1986, as amended.